Exhibit 99.1

Circuit City Credit Card Master Trust

Excess Spread Analysis - April 2005

	Series	2003-2
	Deal Size	$500 MM
	Expected Maturity	04/17/06

Yield		21.21%
Less:	Coupon	4.62%
	Servicing Fee	1.50%
	Net Credit Losses	8.90%
	Excess Spread:
	April-05	6.19%
	March-05	9.36%
	February-05	7.22%
	Three month Average Excess Spread	7.59%

	Delinquency:
	30 to 59 days	1.75%
	60 to 89 days	1.09%
	90 + days	2.36%
	Total	5.20%

	Payment Rate	10.74%